Exhibit 10.8

ASSIGNMENT OF RIGHTS

1. Whereas the majority owners of Get RxRelief, LLC have determined it is in the company's best interests for future business reasons to transfer to a New Millennium Consultants, LLC all rights, title and interests to any revenue generated from any use or authorization of the BIN number currently owned by Get RX relief, LLC for the purposes of generating revenue relating to the sale, licensing use and marketing of discount prescription card services and other benefits. While Get RX Relief, LLC shall maintain ownership of said number, it irrevocably transfers all rights to the revenue generated from such number to New Millennium Consultants, LLC

2. Get Rx relief, LLC also hereby irrevocably transfers all rights, title and interest it owns in any trademarks, copyrights or other intellectual property that was owned by said company as of the effective date of this agreement. This includes all entitlements to revenue arising out of the use, licensing or sale of such election property rights. It is expressly understood that New Millennium Consultants, LLC shall be the recipient of all such rights and shall be entitled to all revenue arising out of the use and ownership of such rights.

3. The consideration for this agreement is the consent of the majority owner of GetRxRelief, LLC and the financial benefit that he shall receive by virtue of the capital, marketing efforts and expertise being provided by New Millennium Consultants LLC that will generate revenue for said member that could not be generated without this assignment.

Date: 2-27-08	/s/ Gerard Ferro